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                             LIST OF SUBSIDIARIES




     *    XML Technologies, Inc., a Nevada corporation

     *    DataXchg, Inc., a Delaware corporation

     *    XML Global Research, Inc., a British Columbia, Canada corporation

     * Walkabout Website Designs, Ltd., a British Columbia, Canada corporation